Exhibit 5.1
DAY PITNEY LLP
P.O. Box 1945
Morristown, New Jersey  07962-1945

October 28, 2008
The Talbots, Inc.
One Talbots Drive
Hingham, Massachusetts

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by The Talbots, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of (i) The Talbots, Inc. Deferred Compensation Plan (the “DCP”) valued at $28,196,090, (ii) The Talbots, Inc. Supplemental Savings Plan (the “SSP”) valued at $8,176,549 and (iii) 1,500,000 shares of common stock of the Company, par value $0.01 per share (the “Shares”) to be offered pursuant to The Talbots, Inc. Retirement Savings Voluntary Plan (the “401(k) Plan”).  The DCP and the SSP represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of those plans to eligible participants (the “Obligations”).

We have examined originals, or copies certified or otherwise identified to our satisfaction, of the DCP, SSP, the 401(k) Plan, the Certificate of Incorporation and By-Laws of the Company, as currently in effect, and relevant resolutions of the Board of Directors of the Company, and are familiar with the proceedings to be taken by you in connection with the operation and administration of the DCP and the SSP and the obligations of the Company under the terms of those plans. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, agreements, instruments and certificates of public officials of the State of Delaware and of officers of the Company as we have deemed necessary or appropriate in order to express the opinions hereinafter set forth.

In our examination of such documents and records, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that: (i) the Obligations under the DCP and the SSP represent valid and binding obligations of the Company, enforceable in accordance with the terms of those plans; and (ii) when the Registration Statement has become effective under the Act, and the Shares have been duly issued as contemplated by the Registration Statement and the 401(k) Plan and for the consideration determined in accordance with the terms of the 401(k) Plan, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the federal laws of the United States and the General Corporation Law of the State of Delaware (including constitutional provisions and case law), and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  The opinion set forth in the preceding paragraph under clause (i) is subject to bankruptcy, insolvency, reorganization, arrangement or other laws of general applicability relating to or affecting creditors’ rights and general principles of equity.

We hereby consent to use of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ DAY PITNEY LLP
DAY PITNEY LLP